EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES PARTIAL REDEMPTION
OF SENIOR NOTES TO COMPLETE $10 MILLION AUTHORIZED
REPURCHASE OF SENIOR NOTES

Philadelphia, PA, August 24, 2006 — Mothers Work, Inc. (Nasdaq: MWRK) announced today that it has completed a purchase of $5,859,000 face value of its outstanding 11¼% Senior Notes in accordance with the prior approval of its Board of Directors to repurchase up to $10 million face value of the Senior Notes.  The Company also announced that it will be redeeming the remaining portion of the $10 million authorized ($4,141,000 face value) at a price of 105.625% of face value (plus accrued interest) pursuant to the optional redemption provisions of the indenture of the Senior Notes.  The Board approved the redemption on August 22, 2006.  The redemption date will be Wednesday, September 27, 2006.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of July 31, 2006, Mothers Work operates 1,527 maternity locations, including 813 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.